Exhibit 99.1

2500 CityWest Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600

FOR IMMEDIATE RELEASE January 15, 2015	Contact: Ike Smith Vice President-Finance (713) 243-2713

Cal Dive Announces Decision Not to Make Interest Payment

HOUSTON, TX – (January 15, 2015) Cal Dive International, Inc. (OTC: CDVI) (the "Company") announced today that it has decided not to pay approximately $2.2 million in interest due January 15, 2015 on its 5.00% convertible senior notes due 2017 (the "Notes").  Under the terms of the indenture governing the Notes, the Company has a 30-day grace period during which it may elect to make the interest payment without being in default for non-payment.

The Company believes it is in the best interests of its debt and equity holders to continue to focus on actively addressing the Company's debt and capital structure and intends during the 30-day grace period to continue discussions with its debt providers.  If the Company does not make the interest payment before the grace period expires, the Trustee or the requisite holders of the Notes could declare the aggregate principal amount of the Notes, plus all unpaid interest and any other amounts due and owing on the Notes, immediately due and payable.

Additionally, as previously disclosed, the delisting of the Company's common stock from trading on the New York Stock Exchange constituted a "Fundamental Change" under the Notes, and pursuant to the terms of the Notes and indenture governing the Notes, each note holder has the right to require the Company to purchase for cash any or all of the Notes held by the note holders at a price equal to 100% of the principal, plus accrued and unpaid interest.  The Company provided the Fundamental Change Notice to the note holders on December 28, 2014, and has until February 2, 2015 to repurchase any notes that are tendered by note holders on or before January 30, 2015. The Company currently has no plans to repurchase Notes that are tendered, which will constitute a separate event of default under the indenture governing the Notes.

In pursuit of its efforts to deleverage the Company and improve its balance sheet and liquidity, the Company is continuing to pursue financing transactions, non-core asset sales and other strategic efforts that could provide the Company with additional liquidity and allow for the repayment, restructuring or refinancing of the Company's first lien revolving credit facility and other funded debt.  However, there is no assurance that an agreement on such a transaction will be reached in a timely manner. Accordingly, the Company is also evaluating other, potentially less satisfactory measures, including seeking protection under the bankruptcy laws as it continues its efforts to restructure its business and capital structure.
About Cal Dive International, Inc.
Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides manned diving, pipelay and pipe burial, platform installation and salvage, and light well intervention services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, China, Australia, West Africa, the Middle East, and Europe, with a diversified fleet of dive support vessels and construction barges.

Cautionary Statement
This press release may include "forward-looking" statements that are generally identifiable through the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project" and similar expressions and include any statements that are made regarding earnings expectations.  The forward-looking statements speak only as of the date of this release, and the Company undertakes no obligation to update or revise such statements to reflect new information or events as they occur.  These statements are based on a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual future results may differ materially due to a variety of factors.  Factors that could cause the Company's results to differ materially include: the Company's significant indebtedness and constraints on the Company's liquidity, the impact the delisting of the Company's common stock from the NYSE may have on the liquidity and market price of its common stock and on its ability to conduct equity financings and access the public capital markets, current economic and financial market conditions, changes in commodity prices for natural gas and oil (including the recent depressed levels of such prices), and in the level of offshore exploration, development and production activity in the oil and natural gas industry, the Company's inability to obtain contracts with favorable pricing terms in a downturn of its business cycle, intense competition and pricing pressure in the Company's industry, the risks of cost overruns on fixed price contracts, the uncertainties inherent in competitive bidding for work, the operational risks inherent in the Company's business, risks associated with the Company's increasing presence internationally, and other risks detailed in the Company's most recently filed Annual Report on Form 10-K.